UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD

Specialized Disclosure Report
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EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	001-15401	43-1863181
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Timberlake Manor Parkway
Chesterfield, Missouri	63017
(Address of Principal Executive Offices)	(Zip Code)

Rod R. Little
Chief Financial Officer
(203) 944-5500
(Name and telephone number, including area code, of the person to contact in connection with this report.)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1, 2017 to December 31, 2017.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
This Form SD of Edgewell Personal Care Company (the "Company") is filed pursuant to Rule 13p-1 promulgated under the Securities and Exchange Act, as amended, for the reporting period January 1, 2017 to December 31, 2017.
A copy of the Company's Conflict Minerals Report is provided as Exhibit 1.01 hereto and incorporated by reference herein and is publicly available at http://edgewell.com/supplier-relations/. The website and information accessible through it are not incorporated into this document.
Item 1.02 Exhibit
The Company's Conflict Minerals Report for the reporting period January 1, 2017 to December 31, 2017 is filed as Exhibit 1.01 of this report and is incorporated herein by reference.

Section 2 - Exhibits
Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report of Edgewell Personal Care Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

(Registrant)	/s/ Rod R. Little	May 30, 2018
By:	Rod R. Little, Chief Financial Officer	(Date)